Exhibit 5.1

The Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

June 27, 2014

IGI Laboratories, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by IGI Laboratories, Inc., a Delaware corporation (the “Company”), of up to 5,347,500 shares of the Company’s common stock, par value $0.01 (the “Common Stock”), pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-196543), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 5, 2014 and declared effective by the Commission on June 13, 2014 (the “Registration Statement”), the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the shares of Common Stock to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). All of the shares of Common Stock are to be issued and sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Members of our firm are admitted to the Bar of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than New York, the General Corporation Law of the State of Delaware and the United States federal laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the shares of Common Stock, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | London | Los Angeles | New York | San Diego | San Francisco | Stamford | Washington

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.